Exhibit 8.1
LIST OF SUBSIDIARIES

	Name of Company	Country of Incorporation

1.	Hunterlink Pty Limited	Australia

2.	Pacific Internet (Australia) Pty. Limited	Australia

3.	T3 Communications Partners Pty Ltd	Australia

4.	T3 Communications Pty Ltd	Australia

5.	T3 Rewards Pty Ltd	Australia

6.	T3 Technology Solutions Pty Ltd	Australia

7.	Zip World Pty Ltd	Australia

8.	Pacfusion Limited (In Members’ Voluntary Liquidation)	Bermuda

9.	TravelFusion.com Limited (Officially dissolve on October 14, 2005)	Bermuda

10.	Pacific Internet (Hong Kong) Limited	Hong Kong

11.	Pacific Internet Corporation (Hong Kong) Limited	Hong Kong

12.	Pacific Internet India Private Limited	India

13.	Pacific Internet (Malaysia) Sdn. Bhd.	Malaysia

14.	Primeworld Digital Systems, Inc.	Philippines

15.	PW Holding Corporation	Philippines

16.	Pacific Internet Corporation Pte Ltd	Singapore

17.	Pacific Internet Services Pte. Ltd.	Singapore

18.	Safe2Travel Pte Ltd	Singapore

19.	Pacfusion.com (Thailand) Limited (In Members’ Voluntary Liquidation)	Thailand

20.	Pacific Digiway Limited	Thailand

21.	Pacific Internet (Thailand) Limited	Thailand

22.	World Net & Services Co., Ltd.	Thailand